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                                                                   EXHIBIT 10.19




                                 OPERATING AGREEMENT

                                         FOR

                                BING BLANKING, L.L.C.

                         A MICHIGAN LIMITED LIABILITY COMPANY
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                               TABLE OF CONTENTS

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
ARTICLE I - ORGANIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.1  Formation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.2  Name.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
  1.3  Purposes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.4  Duration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.5  Registered Office and Resident Agent.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.6  Intention for Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
  1.7  Minority Business Enterprise Status. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  1.8  Competition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  1.9  Joint Developments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

ARTICLE II - DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE III - BOOKS, RECORDS AND ACCOUNTING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.1  Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.2  Fiscal Year: Accounting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  3.3  Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  3.4  Member's Accounts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

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
ARTICLE IV - CAPITAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.1  Initial Commitments and Contributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.2  Additional Contributions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.3  Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  4.4  Return of Contributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  9

ARTICLE V - ALLOCATIONS AND DISTRIBUTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  5.1  Allocations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  5.2  Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
  5.3  Distributions to Pay Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE VI - MEETINGS OF MEMBERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  6.1  Voting.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
  6.2  Required Vote. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  6.3  Meetings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
  6.4  Action by Written Consent or Telephone Conference. . . . . . . . . . . . . . . . . . . . . . . . 13
  6.5  Quorum.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
  6.6  Record Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

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
ARTICLE VII - MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  7.1  Management by Managers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
  7.2  Number of Managers; Establishment of Management Committee  . . . . . . . . . . . . . . . . . . . 19
  7.3  Management Committee.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
  7.4  Functions Reserved to the Management Committee.  . . . . . . . . . . . . . . . . . . . . . . . . 24
  7.5  Officers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  7.6  Duties of Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
  7.7  Rights to Obtain Information.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
  7.8  Compensation of Members. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
  7.9  Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29

ARTICLE VIII - EXCULPATION OF LIABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  8.1  Exculpation of Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  8.2  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30

ARTICLE IX - DISPOSITION OF MEMBERSHIP INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  9.1  General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  9.2  Withdrawal.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  9.3  Admission of Substitute Members. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  9.4  Repurchase of QS' or Shiloh's Membership Interest. . . . . . . . . . . . . . . . . . . . . . . . 35
  9.5  Requirements for Effectiveness of Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
  9.6  Prohibited Dispositions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

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
   9.7   Absolute Restriction.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

ARTICLE X - DISSOLUTION AND WINDING UP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
  10.1 Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
  10.2 No Voluntary Termination.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
  10.3 Methods of Winding Up of Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
  10.4 Rights of Members  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  10.5 Deemed Distribution and Recontribution.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
  10.6 Alternative Distribution Methods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 48
  10.7 Reimbursement of Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

ARTICLE XI - TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
  11.1 Method of Accounting For Tax Purposes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
  11.2 Tax Matters Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
  11.3 Tax Allocations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

ARTICLE XII - MISCELLANEOUS PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  12.1 Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  12.2 Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  12.3 Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
  12.4 Entire Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
  12.5 Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51

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
  12.6  Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  12.7  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  12.8  Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  12.9  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
  12.10 Rights of Creditors and Third Parties Under This Agreement . . . . . . . . . . . . . . . . . .  53
  12.11 Non-Waiver   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  12.12 Antitrust Policy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
  12.13 Settlement of Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54

APPENDIX & TAX ALLOCATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 57

EXHIBIT A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76

EXHIBIT D . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78

EXHIBIT E . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 81

EXHIBIT F . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85

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                              OPERATING AGREEMENT
                                      FOR
                             BING BLANKING, L.L.C.
                      A MICHIGAN LIMITED LIABILITY COMPANY

      THIS OPERATING AGREEMENT (the "Agreement") is made and entered into effective as of the 26th day of November, 1997 by and among Bing Blanking, L.L.C., a Michigan limited liability company (the "Company"), QS STEEL INC., a Michigan corporation, ("QS"), SHILOH CORPORATION, an Ohio corporation ("Shiloh") and BING MANAGEMENT II, L.L.C., a Michigan limited liability company ("Bing") (QS, Shiloh and Bing individually a "Member," and collectively, "Members"), who agree as follows:

                                   ARTICLE I
                                  ORGANIZATION

      1.1 Formation. The Company has been organized as a Michigan limited liability company under and pursuant to the Michigan Limited Liability Company Act, being Act No. 23, Public Acts of 1993 (the "Act"), by the filing of Articles of Organization ("Articles") with the Department of Commerce of the State of Michigan as required by the Act.

      1.2 Name. The name of the Company shall be Bing Blanking, L.L.C. The Company may also conduct its business under one or more assumed names.

      1.3 Purposes. The purposes of the Company are to engage in any activity for which limited liability companies may be formed under the Act. The Company shall have all the powers necessary or convenient to effect any purpose for which it is formed, including all powers granted by the Act.

      1.4 Duration. The Company's existence shall be perpetual or until the earlier dissolution of the Company in accordance with the Act or this Agreement.

      1.5 Registered Office and Resident Agent. The Registered Office and Resident Agent of the Company shall be as designated in the initial Articles or any amendment thereof. The Registered Office and/or Resident Agent may be changed from time to time. Any such change shall be made in accordance with the Act. If the Resident Agent shall ever resign, the Company shall promptly appoint a successor.

      1.6 Intention for Company. The Members have formed the Company as a limited liability company under and pursuant to the Act. The Members specifically intend and agree that the Company not be a partnership (including a limited partnership) or any other venture but a limited liability company under and pursuant to the Act. No Member shall be construed to be a Partner in the Company or a partner of any other Member or person and the Articles, this Agreement and the relationships created thereby and arising therefrom shall not be construed to suggest otherwise.

      1.7 Minority Business Enterprise Status. The Members have formed the Company with the specific intention of having the Company certified as a bonafide Minority Business Enterprise ("MBE") by the Michigan Minority Business Development Council ("MMBDC") of the National Minority Supplier Development Council ("NMSDC"). As soon as reasonably practical after formation of the Company, a MBE certification application will be completed and submitted to the MMBDC for approval. All Members agree to take all actions reasonably necessary to accomplish the certification of the Company as an MBE. Upon approval of the Company as a MBE by the MMBDC no Member will take any actions which would jeopardize the Company's status as a certified MBE, except as otherwise specifically permitted in this Agreement.

      1.8 Competition. Each Member will have access to the blanking and/or tolling operations of the Company as a benefit of its ownership in the Company. Although no specific allocations of capacity shall be made to any Member, in determining to accept an order generated by the efforts of an individual Member, the Company may consider factors such as longevity and volume, in addition to the Company' s operating margin, on a particular order. A Member shall be entitled to enter into transactions that are competitive with the business of the Company. Neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other transactions. If the Company generates orders to sell blanks, independent of the efforts of an individual Member and said order does not specify the steel supplier or the tooling and fixture supplier, the Company will offer QS or one of its direct or indirect subsidiaries or affiliates a right of first refusal to supply the steel to the Company, pursuant to a certain Supply Agreement referred to in Section 7.8 hereof, and will offer Shiloh or one of its direct or indirect subsidiaries or affiliates a right of first refusal to supply all tooling and fixtures and all prototyping and design work to the Company on terms acceptable to the Company. Any Member may engage in the business of selling steel blanks or carrying on tolling operations in competition with the Company or any other Member, in any territory, at any time during the term of this Agreement, whether directly or indirectly through another venture or entity, and no Member shall be deemed to be in violation of a fiduciary duty to the Company on account of the production and sale of steel blanks, tolling operations or related activities. Each Member will conduct business with the Company on an arms length basis and no Member under any circumstances will interfere with or restrict the operations or management of the Company unless otherwise specifically permitted in this Agreement.

      1.9 Joint Developments. Any and all developments, inventions, patents, copyrights, or other confidential or proprietary information relating to any of the foregoing, which is produced, generated or developed by the Company or any of its employees or agents while working for the Company (each a "Joint Development") shall be the property of, and belong to, the Company. If either QS, Shiloh or Bing desires to use a Joint Development in its own business or operations, or in the business or operations of any of their subsidiaries and/or affiliates (including without limitation any subsidiary or affiliate of any one or more of QS, Shiloh or Bing or any of their subsidiaries and/or affiliates, direct or indirect) (collectively referred to herein as "Related Entities"), they may do so without restraint by the Company; provided, however, neither QS, Shiloh nor Bing may allow third parties, other than Related Entities, to use a Joint Development unless QS, Shiloh and Bing shall agree to allow the Company to enter into a license agreement with the third party which provides for a nonexclusive license to use the Joint Development for a period of years, not to exceed the period of existence of the Company, at a fair commercial rate. The agreement of QS, Shiloh and Bing to such request shall not be unreasonably withheld.

      Any and all developments, inventions, patents, copyrights, or other confidential or proprietary information of any Member which is disclosed to the Company in confidence, shall at all times remain the property of such disclosing Member and shall be for the sole use of the Company, the Members and the Related Entities only, and, following the purchase of the Membership Interest of the disclosing Member pursuant to Article IX hereof, the Company's successors and assigns.

                                  ARTICLE II
                                 DEFINITIONS

      For purposes of this Agreement, unless the context clearly indicates otherwise, (i) all of the capitalized words in this Agreement shall have the meanings set forth in the text or Appendix and (ii) all non-capitalized words defined in the Act shall have the meanings set forth therein.

                                 ARTICLE III
                        BOOKS, RECORDS AND ACCOUNTING

      3.1 Books and Records. The Company shall maintain complete and accurate books and records of the Company's business and affairs as required by the Act and such books and records shall be kept at the Company's Registered Office.

      3.2 Fiscal Year: Accounting. The Company's fiscal year shall begin the first day of January and shall end on December 31 ("Fiscal Year"). Subject to the terms of this Agreement, the particular accounting methods and principles to be followed by the Company shall be selected by the Management Committee. The Company's method of accounting for depreciation, capital purchases, expenses and amortization shall be consistent with the procedures and methodology utilized under GAAP.

      3.3 Reports. The Management Committee shall prepare reports concerning the financial condition and results of operation of the Company and the Capital Accounts of the Members in the time, manner and form as the Management Committee determines. Such reports shall be provided at least quarterly as soon as practicable after the end of each fiscal quarter and shall include a statement of each Member's share of Profits and other items of income, gain, loss, deduction and credit. Any Member may reasonably request additional substantiating financial information for clarification of such quarterly reports which will be prepared by the Management Committee.

      The books and records of the Company shall be examined as of the close of each Fiscal Year by Plante and Moran, P.C. or other independent certified public accountant selected by the Management Committee, who shall make an annual certified audit thereon within one hundred and twenty (120) days following the end of each Fiscal Year, unless waived unanimously by all of the Managers on the Management Committee.

      3.4 Member's Accounts. Separate Capital Accounts for each Member shall be maintained by the Company. Each Member's Capital Account shall reflect the Member's Capital Contributions and increases for the Member's share of any net Profits, income or gain of the Company. Each Member's Capital Account shall also reflect decreases for distributions made to the Member and the Member's share of any Losses and deductions of the Company.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

      4.1 Initial Commitments and Contributions. By the execution of this Agreement, the Members hereby agree to make the capital contributions set forth in the attached Exhibit A, no later than sixty (60) days from the date of this Agreement (each an "Initial Capital Contribution"). The Sharing Ratios and Units of the Members are set forth in Exhibit A. Any additional Member (other than an assignee of a Membership Interest (as hereinafter defined) who has been admitted as a Member) shall make the Capital Contribution set forth in an Admission Agreement. No interest shall accrue on any Capital Contribution and no Member shall have any right to withdraw or to be repaid any Capital Contribution except as provided in this Agreement.

      4.2 Additional Contributions. No Member shall be required to contribute additional capital to the Company in excess of its Initial Capital Contribution except in accordance with Section 7.1(b).

      4.3 Loans. The Members recognize that on a lease basis, the project costs, including reasonably necessary equipment, would be approximately $3,000,000 and that the necessary initial working capital needs of the Company will be approximately $500,000 and that contributions to be made by the Members as set forth in Section 4.1 hereof will not be sufficient to fund such initial project costs and working capital needs.

The Company is hereby authorized to borrow the funds required in excess of the initial capital contributions to be made by the Members to finance such initial project costs and working capital needs as set forth herein. QS shall cause its parent company, Rouge Industries, Inc. ("Rouge"), to provide any unconditional guarantees of payment which are required in order to obtain such additional financing relating to the initial project costs, and to execute in such regard such forms of guarantee as shall be reasonably requested by the lending institution providing such financing to the Company for the initial project costs set forth herein. Bing, Shiloh and QS hereby agree that the Company will use its best efforts to obtain in any Rouge guarantee of bank debt incurred by the Company said bank's agreement that upon Rouge's payment in full to the bank of the Company's obligations to the bank that Rouge shall have full rights of subrogation and be entitled to an assignment of all rights of the bank against the Company under the applicable loan documents.

      4.4 Return of Contributions. A Member is not entitled to demand the return of any part of its Capital Contributions or to interest in respect of either its Capital Account or its Capital Contributions. Neither the Company nor any Member has any obligation to return the Capital Contributions of any Member, except as otherwise provided under this Agreement.

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

      5.1 Allocations. Except as may be required by the By-Laws, Code or this Agreement, net Profits, net Losses, and other items of income, gain, Loss, deduction and credit of the Company shall be allocated among the Members in accordance with their Sharing Ratios.

      5.2 Distributions. The Company may make distributions to the Members from time to time. Distributions may be made only after the Management Committee determines that the Company has sufficient cash on hand which exceeds the current and the anticipated needs of the Company to fulfill its business purposes (including needs for operating expenses, technical service expenses, debt service, acquisitions, reserves and mandatory distributions, if any). All distributions shall be made to the Members in accordance with their Sharing Ratios. Distributions shall be in cash, as determined by the Management Committee. No distribution shall be declared or made if, after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed if the Company were to be dissolved at the time of the distribution to satisfy the preferential rights, if any, of other Members upon dissolution that are superior to the rights of the Members receiving the distribution.

      5.3 DISTRIBUTIONS TO PAY TAXES. Notwithstanding Section 5.2 above, the Company shall, to the extent allowed by the Act, make annual proportional cash distributions to each Member within ninety (90) days following the conclusion of each Fiscal Year of the Company equal to forty-four percent (44%) of each Member's share of the taxable income of the Company. To the maximum extent possible, periodic distributions shall be made so as to provide each Member with an amount equal to its estimated tax payment obligations and such periodic distributions will be reconciled as of the end of the Fiscal Year. Such distributions are intended to be sufficient for purposes of paying any and all types of federal, state and local income tax incurred by the Members of their affiliates with respect to taxable income of the Company.

                                   ARTICLE VI
                              MEETINGS OF MEMBERS

      6.1 Voting. All Members shall be entitled to vote on any matter submitted to a vote of the Members. Each Member shall be entitled to a vote weighted to reflect the proportion of the Member's Sharing Ratio to the total Sharing Ratios of all Members.

      Any vote or action by any Member of the Company will be by such Member's Board of Directors (or Managers, in the case of Bing) or its Executive Committee acting on behalf of the Board of Directors; provided, however, that the Board of Directors (or Managers, in the case of Bing) or the Executive Committee of any Member may by resolution appoint an officer, director, employee, consultant or agent to act as its proxy to vote or take action on behalf of that Member. Assignees of a Member are entitled to receive the Member/Assignor's economic interest only and are not automatically Members and do not have a right to vote unless admitted as a Member.

      6.2 Required Vote. Unless a greater vote is required by the Act or the Articles, the affirmative vote or consent of a majority of the Sharing Ratios of all the Members entitled to vote or consent shall be required on any matter submitted to a vote of the Members.

      6.3 Meetings. An annual meeting of Members for the transaction of such business as may properly come before the meeting shall be held on the 15th day of March each year (or if that day is a legal holiday, then on the next succeeding day not a holiday) at 10:00 a.m., at the Company's principal place of business or at such other time or place as from time to time may be determined by the Members, provided, however, that the failure to hold an annual meeting shall not be grounds for dissolution of the Company. Special meetings of Members for any proper purpose or purposes may be called at any time by the holders of greater than ten percent (10%) of the Sharing Ratios of all Members. The Company shall give notice stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. The notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting. All meetings of Members shall be presided over by the Chairman of the Management

Committee. Meetings may be held pursuant to teleconference or conference telephone call.

      6.4 Action by Written Consent or Telephone Conference. Any action permitted or required to be taken at a meeting of the Members may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all the Members. Such consent shall have the same force and effect as a unanimous vote at a meeting. Members may participate in and hold a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except when a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

      6.5 Quorum. The presence in person or by proxy of the Members representing fifty-one percent (51%) of the Sharing Ratios of the Company, shall constitute a quorum at any meeting of Members.

      6.6 Record Date. The officers of the Company may fix a record date for any lawful purpose, including without limiting the generality of the foregoing, the determination of Members entitled to (i) receive notice of or to vote at any meeting, (ii) receive payment of any distribution (subject to any applicable requirements of the

Internal Revenue Code of 1986, as amended), (iii) receive or exercise rights of purchase of or subscription for, or exchange or conversion of, interests, certificates or other securities, subject to any contract right with respect thereto, or (iv) participate in the execution of written consents, waivers or releases. Said record date shall not be more than sixty (60) days preceding the date of such meeting, the date fixed for the payment of any distribution or the date fixed for the receipt or the exercise of rights, as the case may be. If a record date is not fixed, the record date for the determination of Members who are entitled to notice of, or who are entitled to vote at, a meeting of Members, shall be the close of business on the date next preceding the day on which notice is given, or the close of business on the date next preceding the day on which the meeting is held, as the case may be.

                                  ARTICLE VII
                                   MANAGEMENT

      7.1  Management by Managers.

         (a) Except for situations in which the approval of the Members is required by this Agreement or by nonwaivable provisions of the Act, and subject to the provisions of subsection (b) below, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, Managers acting by and through a

      Management Committee (as defined below). The Management Committee shall manage, control, administer and operate, and make all decisions relating to, the business and affairs of the Company and exercise all power conferred upon the Company in the Act, except such as are by law, by the Articles or by this Agreement conferred upon or reserved to the Members. The Management Committee shall have the right to delegate to the officers of the Company authority to exercise any power, duty or responsibility of the Management Committee not specifically reserved to the Management Committee or the Members under this Agreement.

         (b) Notwithstanding any other provision of this Agreement to the contrary, the following actions may be undertaken only upon the affirmative vote of all the Managers:

              (i)   Admit a new or substitute Member;

              (ii) Establish an annual capital budget for the Company in excess of One Hundred Fifty Thousand ($150,000.00) Dollars per year; provided, however, that an initial capital budget of $3,000,000 is hereby approved;

              (iii) Amend or restate the Articles of Organization, the By-Laws of the Company or this Agreement;

              (iv) Enter into, amend or terminate, other than in accordance with the terms of such agreement, any agreement between the Company and any Member of the Company, other than on terms of an Arm's Length Transaction;

              (v)   Guarantee any loans to a third party;

              (vi) Sell, lease, exchange or otherwise dispose of substantially all of the property and assets, with or without the goodwill, of the Company;

              (vii) Invest in, acquire, merge with or form a legally binding affiliation or association with another entity;

             (viii) Change the nature of the Company's business or the purpose for which the Company was formed from other than that of manufacturing, buying, selling and processing steel and steel related products;

              (ix) Make any request for or accept additional Contributions of capital from a Member or offer an equity interest in the Company to any third-party;

             (x) Except as otherwise permitted in Section 4.3 hereof, borrow money or otherwise commit the credit of the Company for Company activities if such borrowing or commitment of credit requires an additional guarantee from any Member; provided, however, notwithstanding anything to the contrary contained in this subparagraph 7.1(b), only the consent of the Manager(s) of the Member(s) providing such guarantee shall be required for purposes of this subparagraph;

             (xi) Change the status or certification of the Company as a Minority Business Enterprise;

             (xii) Amend, modify or terminate the Medina Blanking Technical Services Contract, or the QS Supply Agreement other than in accordance with the terms thereof;

             (xiii) Appoint the plant manager of the Company; candidates for plant manager shall be nominated by Bing and submitted to the Managers not designated by Bing for approval. Provided however, any plant manager appointed by the Management Committee as provided herein may be later removed by the Management Committee upon the vote of a majority of its members;

              (xiv) Make a distribution as provided in Section 5.2 of this Agreement during the five (5) year period beginning on the effective date of this Agreement; nothing contained in this subparagraph shall restrict the making of distributions as provided in Section 5.3 hereof.

      In the event that any such action is consummated without the consent of all Managers, such act shall be null and void and of no legal force or effect and shall be terminated.

         (c)  (i)   Prior to filing a bankruptcy petition on behalf of the
         Company or making any assignment for the benefit of creditors of the Company or compromising any material sums due the Company, the Management Committee in a meeting at which a quorum of Managers are present shall discuss said bankruptcy petition, assignment or compromise.

             (ii) Prior to initiating or settling any litigation for an amount in excess of One Hundred Thousand Dollars ($100,000.00) and/or which is likely to affect a significant customer relationship, except for litigation involving routine employment matters, the Management Committee in a meeting at which a quorum of Mangers are present shall discuss the proposed litigation.

         7.2 Number of Managers; Establishment of Management Committee. There shall be five Managers of the Company. Unless and until this Agreement is amended by the Members in accordance with Article XII of this Agreement, Shiloh and QS shall each have the right to appoint one of the five Managers and Bing shall have the right to appoint three of the five Managers. The following individuals are hereby appointed as initial Managers of the Company to serve until their respective successors are duly elected and qualify:

         Shiloh Appointee    QS Appointee     Bing Appointees

         William R. Burton   Ronald J. Nock   Dave Bing
                                              David J. Olson
                                              Kirk J. Lewis

      The Managers each shall be either an officer, director or employee of the Member that appointed such Manager and each shall serve at the pleasure and on behalf of the Member that appointed such Manager. Any Manager may be removed, with or without cause, only by the Member that appointed such Manager. Any vacancy shall be filled by the Member that appointed the Manager whose seat is then vacant. Each Manager shall serve in such capacity until removed by the Member that appointed such Manager or until such seat otherwise becomes vacant. The Managers shall act by and through a management committee (the "Management Committee") consisting of all five Managers, and no individual Manager shall have authority to act individually on behalf of the Company or to bind the Company absent a specific grant of authority from the Management Committee. Bing shall designate from among the members of the Management Committee one designee to act as Chairman (the "Chairman") of the Management Committee.

      7.3  Management Committee.

           (a) Quorum. A majority of the members of the Management Committee shall constitute a quorum. No action shall be taken at any meeting of the Management Committee unless a quorum of the Members of the Management Committee are present in person at such meeting. Notwithstanding that a quorum consisting of less than all of the members of the Management Committee may be present at any meeting of the Management Committee, all actions of the Management Committee shall require the consent of a majority of the whole authorized number of members of the Management Committee (unless a greater number is required under the provisions of the Operating Agreement of the Company).

           (b) Annual Meeting. An annual meeting of the members of the Management Committee shall be held immediately following the annual meeting of the Members, or as soon thereafter as is practicable. Such annual meeting shall be held at the same place at which such Members' meeting was held.

         (c) Regular Meetings. Except as the Management Committee may, by resolution or by-law, from time-to-time otherwise determine, regular meetings of the members of the Management Committee shall be held on a quarterly basis on the 15th day of each March, June, August and November during the term hereof at the principal offices of the Company. The Secretary shall give notice of each such resolution or by-law to any member of the Management Committee who was not present at the time the same was adopted, but no further notice of such regular meeting need be given.

         (d) Special Meetings. Special meetings of the members of the Management Committee may be called by the Chairman, the President, any Vice President, or any two members of the Management Committee that have not been appointed to the Management Committee by the same Member, and shall be held at such times and places, within or without the State of Michigan, as may be specified in such call.

         (e) Notice of Annual or Special Meetings. Notice of the time and place of each annual or special meeting shall be given to each member of the Management Committee by the secretary or by the person or persons calling such meeting. Such notice need not specify the purpose or purposes of the meeting and may be given in any manner or method and at such time so that the member of the Management Committee receiving it may have reasonable opportunity to participate in the meeting. Such notice shall, in all events, be deemed to have been properly and duly given if mailed at least forty-eight (48) hours prior to the meeting and directed to the business address of each member of the Management Committee as shown upon the secretary's records and, in the event of a meeting to be held through the use of communications equipment, if the notice sets forth the telephone number at which each member of the Management Committee may be reached for purposes of participation in the meeting as shown upon the secretary's records and states that the secretary must be notified if a member of the Management Committee desires to be reached at a different telephone number. The giving of notice shall be deemed to have been waived by any member of the Management Committee who shall participate in such meeting and may be waived, in a writing, by any member of the Management Committee either before or after such meeting.

         (f) Compensation. Unless the members of the Management Committee unanimously otherwise agree, neither members of the Management Committee nor the President, as such, shall be entitled to receive from the Company any compensation for their services but shall be entitled to reimbursement of any expenses of attendance at any meeting of the Management Committee.

           (g) Action by Written Consent or Telephone Conference. Any action permitted or required to be taken at a meeting of the Management Committee or any committee designated by the Management Committee may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by all of the members of the Management Committee or members of such committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote at a meeting. Members of the Management Committee, or members of any committee designated by the Management Committee, may participate in and hold a meeting of the Management Committee or any committee of Management Committee, as the case may be, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such meeting shall constitute attendance and presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

         (h) Proxies. A person who is entitled to attend a meeting of the Management Committee, to vote thereat or to execute consents, waivers or releases may be represented at such meeting or vote thereat, and execute consents, waivers and releases, and exercise any of his other rights, by proxy or proxies appointed by a writing signed by such person.

         (i) Chairman to Preside. The Chairman of the Management Committee shall preside at all meetings of Members and at all meetings of the Management Committee.

      7.4  Functions Reserved to the Management Committee

      The following actions shall not be taken by any officer of the Company without the specific authorization of the Management Committee:

           (a) Engagement of termination of officers of the Company and designation of compensation for such officers.

           (b)  Establishment or termination of all banking relationships.

           (c) Any other action set forth in this Agreement which requires the approval of the Management Committee, including all actions specified in
      Section  7.1(b) of this Agreement.

      7.5  Officers.

           (a) The day-to-day operations and management of the Company shall be exercised by such officers as may annually be appointed from time to time in accordance with this Section 7.5. Subject to Section 7.1(b)(xiii) hereof, the Management Committee shall appoint, by majority vote of the members of the Management Committee, such officers as it may determine from time to time, which may include a President, such number of Vice Presidents as it may from time to time determine, a Secretary, an Assistant Secretary, and a Treasurer. Any two of such offices, other than President and Vice President, and Secretary and Assistant Secretary, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity. Each officer of the Company shall hold office at the pleasure of the Management Committee and no officer may hold office for more than twelve (12) months following his appointment to office unless he is reappointed to office by the Management Committee at the end of the twelve (12) month period following that appointment. The officers, subject to the direction and control of the Management Committee shall do all things and take all actions necessary to run the business of the Company. Each officer shall have the duties assigned to him by this Agreement or by the Management Committee. In addition to any duties assigned by this Agreement, the President of the Company shall be responsible for preparing an annual budget including a detailed salary plan for all officers and associates of the Company for approval by the Management Committee (the "Annual Budget"). The officers shall be entitled to such compensation, if any, as may be approved from time to time by the unanimous determination of the Management Committee. Any officer may be removed at any time, with or without cause, by majority vote of the members of the Management Committee. Subject to Section 7.1(b)(xiii), any vacancy in any office may be filled by majority vote of the whole authorized number of members of the Management Committee.

      7.6  Duties of Officers.

           (a) President. The President shall be the chief executive officer of the Company and shall exercise supervision over the business of the Company and over its several officers, subject, however, to the control of the Management Committee. In the absence of the Chairman, the President shall preside at meetings of Members and at meetings of the Management Committee. He shall have authority to sign all certificates for interests and all deeds, mortgages, bonds, agreements, notes, and other instruments requiring his signature; and shall have all the powers and duties as may from time to time be assigned to him by the Management Committee. The initial President of the Company shall be David J. Olson.

         (b) Plant Manager. The Plant Manager shall have general supervision of the day-to-day operations of the plant, including the authority to hire and terminate production personnel, and shall be responsible for the productivity of the plant and the quality of the products produced therefrom, subject, however, to the control of the President. The duties of the Plant Manager may be expanded by the President in his sole discretion, subject to the control of the President.

      7.7 Rights to Obtain Information. Each Member shall have the right to obtain, at such Member's sole cost and expense, during business hours and upon at least twenty-four hours' notice to the Company, all of the following:

           (a) True and full information regarding the status of the business and the financial condition of the Company, including access to the Company's books and records by a representative of the Member;

           (b) Promptly after becoming available, a copy of the federal, state and local income tax returns of the Company for each year;

           (c) A current list of the name and last known business, residence or mailing address of each Member and of each Manager;

           (d)  A copy of the Articles and all amendments to the Articles;

           (e) A copy of this Agreement (including the Bylaws) and all amendments hereto; and

           (f) True and full information regarding the date on which each Member became a Member and the amount of cash, and a description and statement of the agreed value of any contributed property, if any, that has been contributed by each Member and that each Member has agreed to contribute in the future.

      In making the foregoing information available to Members, the Company may either provide the Member requesting such information the right to examine documents in person at the principal office of the Company and to make copies or extracts of the documents, or provide to such Member true and accurate copies of documents responsive to such Member's request.

      7.8 Compensation of Members. Except as hereinafter provided, no Member shall receive monetary or any other form of compensation for routine services rendered to the Company. Provided, however, Shiloh or one of its direct or indirect subsidiaries or affiliates will provide technical expertise services, specialized engineering services and/or make available specialized equipment for the benefit of the Company at fair market rates pursuant to the terms and conditions of a certain Technical Services Contract, a copy of which is attached hereto as Exhibit "B." In addition, QS or one of its direct or indirect subsidiaries or affiliates will have a right to first refusal to supply steel to the Company pursuant to the terms and conditions of a certain Supply Agreement, a copy of which is attached hereto as Exhibit "C." Finally, Bing or one of its direct or indirect subsidiaries or affiliates may, in addition to the officers of the Company set forth in Sections 7.5 and 7.6 hereof, provide management and related services to the Company on an arms length basis upon the approval of the Management Committee.

      7.9 Employees. In addition to the terms and conditions of the Technical Services Agreement, it is envisioned that the Company may utilize the services of additional employees of the Members from time to time. In such cases, the Company shall reimburse the Member for the cost of salary, payroll taxes and benefits of such loaned or "seconded" employees, without any markup for overhead. The Company shall not hire or appoint any outside, independent, management. The Company shall not hire any manager or otherwise appoint any officer or employee if such conduct would jeopardize the Company's status as: a limited liability company analogous to a partnership for taxation and control purposes; or as a bonafide MBE.

                                  ARTICLE VIII
                            EXCULPATION OF LIABILITY

      8.1 Exculpation of Liability. Anything herein to the contrary notwithstanding, except as otherwise expressly agreed in writing, a Member shall not be liable for any debts, liabilities, or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Contribution of the Member, together with the Member's share of the assets and undistributed profits of the Company. In the event any Member has incurred any debt, liability or obligation prior to the organization of the Company that relates to or otherwise affects the Company, neither the Company nor any other Member shall have any liability or responsibility for or with respect thereto unless the Company assumes such debt, liability or obligation pursuant to a written instrument approved by the Management Committee. No Member shall be obligated to restore a deficit balance in its Capital Account except as required by law or under this Agreement.

      8.2  Indemnification.

           (a) To the maximum extent permitted by law, the Company shall indemnify and hold harmless all Members, all members of the Management Committee, the officers, employees and agents of the Company, and the Tax Matters Partner (each, an "Indemnitee") from and against any and all losses, liabilities, judgments, fines, settlements, penalties and expenses, including attorneys' fees, actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, arising out of or incidental to the business of the Company and in which the Indemnitee may be involved, as a party or otherwise, by reason of the fact that the Indemnitee is or was a Member, a member of the Management Committee, or is or was an officer, employee or agent of the Company. Such indemnification shall not be provided if the Indemnitee's conduct constitutes (i) fraud, breach of fiduciary duty or willful misconduct; or
      (ii) a breach
      of this Agreement. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

         (b) Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 8.2 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 8.2.

         (c) The indemnification provided by this Section 8.2 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, by action of the Management Committee, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

         (d) The Company shall purchase and maintain insurance, at the Company's expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.


                                   ARTICLE IX
                      DISPOSITION OF MEMBERSHIP INTERESTS

      9.1  General.

           (a) No Member shall, without the prior written consent of the other Members, sell, assign, transfer, exchange, mortgage, pledge, grant or dispose of (herein a "Transfer" or any root derivative thereof) (voluntarily, involuntarily, by operation of law, or otherwise) all or any part of its Membership Interest in the Company or this Agreement.
      Any Transfer or purported Transfer of any Units not made in accordance with this Article IX shall be null and void.

           (b) Notwithstanding the foregoing, in the event of the liquidation of Bing, Bing may Transfer its Units to the members of Bing, pro rata, in accordance with the unit ownership of such members; provided, however, that such members shall acknowledge the obligations under this Agreement, and such transfers shall not disqualify the Company's status as an MBE.

           (c) Notwithstanding the foregoing, if the Company is required by law or otherwise unanimously elects through the Management Committee, to recognize a Transfer that is not authorized by this Agreement, such Transfer shall not entitle the Assignee to participate in the management and affairs of the Company or to exercise any rights of a Member. A Transfer entitles the Assignee to receive, to the extent assigned, only the distributions to which the assignor would be entitled.

      9.2 Withdrawal. Except as set forth in this Agreement or otherwise agreed in a writing executed by the Members, a Member does not have the right or power to withdraw from the Company as a Member.

      9.3  Admission of Substitute Members.

           (a)  Upon a Transfer of a Unit by a Member in accordance with Section
      9.1 (but not otherwise), the assignor shall have the power to give, and by transfer of any certificate issued shall be deemed to have given, the Assignee the right to apply to become a Substitute Member with respect to the Units acquired, subject to the conditions of and in the manner permitted under this Agreement. An Assignee of a certificate representing a Unit shall not be a Substitute Member with respect to the transferred Units unless and until (i) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor's interest as a Substitute Member in his place, (ii) the assignor and Assignee shall have fulfilled all other requirements of this Agreement, (iii) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with the Assignee's substitution as a Member, and (iv) the Members by unanimous vote of the Units held by the Members other than the transferring Member, shall have approved such substitution in writing, which approval may be granted or withheld in each such Member's sole discretion; whereupon the books and records of the Company shall be modified to reflect the substitution of the Substitute Member for the transferring Member.

         (b) The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members other than the transferring Member give their written approval to the admission and the books and records of the Company have been modified to reflect such substitution. With respect to any transfer under Section 9.1(b), such approval shall not be unreasonably withheld. Any Member who Transfers all of the Member's Units with respect to which it had been admitted as a Member shall cease to be a Member of the Company upon a Transfer of such Units in accordance with Article IX and the execution of a counterpart of this Agreement by the transferee (which execution the transferring Member shall obtain prior to such Transfer) and shall have no further rights as a Member in or with respect to the Company.

         9.4  Repurchase of QS' or Shiloh's Membership Interest.

              (a) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of the fifth (5th) anniversary of the effective date of this Agreement and at the end of every two (2) years thereafter (each such date being referred to herein as an "Option Date"), QS and/or Shiloh (herein referred to as a "Minority Member") shall have the right to require the Company to repurchase its Membership Interest, upon sixty (60) days advance notice in writing by such Minority Member to the Company. Notwithstanding anything to the contrary set forth in this
      Section 9.4(a), in the event that a Minority Member exercises its option as set forth in Section 9.4(a), Bing (or an affiliate of Bing which shall be referred to as "Bing" for purposes of this Section 9.4) shall have the option, given by written notice to the Company and to the Minority Members before the closing of the purchase and sale of such Membership Interest to purchase all or any part of the Membership Interest of the applicable Minority Member in lieu of the Company at the same price and the same terms and conditions as would apply to such purchase by the Company.

              (b) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of the tenth (10th) anniversary of the effective date of this Agreement and at the end of every two (2) years thereafter (each such date being referred to herein as an "Option Date"), the Company shall have the right to repurchase all but not less than all of the Membership Interest of either or both of the Minority Members, upon sixty (60) days advance notice in writing by the Company to each Minority Member. Notwithstanding anything to the contrary set forth in this Section 9.4(b), in the event the Company shall exercise said option pursuant to this Section 9.4(b), Bing shall have the option, by written notice to the Company and the Minority Members given before the closing of the purchase and sale of the Shares, to purchase all or any part of the Shares of subject to such option in lieu of the Company at the same price and upon the same terms and conditions as would apply to such purchase by the Company.

         (c) The purchase price of a Minority Member's Membership Interest under Section 9.4(a) above, shall equal the Fair Market Value (as defined below) of the Company, determined as of the Valuation Date, multiplied by the Minority Member's Membership Interest (the "Put Purchase Price").
      The purchase price of a Minority Member's Membership Interest under
      Section 9.4(b) above, shall equal one hundred fifteen percent (115%) of the Put Purchase Price (the "Call Purchase Price"). The Put Purchase Price and the Call Purchase Price may each be referred to in this Agreement as the "Purchase Price." The "Fair Market Value" of the Company shall mean the enterprise value of the Company as a going concern, taking into consideration those characteristics of the Company which an outside investor would evaluate when contemplating an investment in the Company, including but not limited to the income and cash generating capabilities of the Company and its assets and the risks associated with investing in the Company, less any discounts for lack of marketability, if appropriate because the Company is not publicly traded. The Fair Market Value of the Company shall be determined in accordance with the following:

           (i) The Fair Market Value of the Company may be determined by the unanimous consent of the Members in writing. The parties may enter such value when and as often as so agreed upon. If the date of the last determination of value is more than fifteen (15) months prior to the Valuation Date, or if no determination has been made, then the Fair Market Value of the Company shall be determined by an appraisal conducted by the valuation firm of Houlihan, Lokey, Howard and Zukin, Inc., of Los Angeles, California, whose fees shall be borne by the Company. If Houlihan, Lokey, Howard and Zukin, Inc. is not then available, the Fair Market Value of the Company shall be determined by a valuation firm of comparable expertise, ability, and qualifications, selected by mutual and unanimous agreement of the Members, whose fees shall be borne by the Company. If the Members involved are unable to agree upon the valuation firm to be appointed within the fifteen (15) day period after the applicable Option Date, each such Member shall have the opportunity to appoint, at its own cost, a qualified valuation firm within five (5) days after the expiration of the fifteen (15) day period. If either Member fails to appoint a valuation firm within this five (5) day period, the other valuation firm shall unilaterally establish the Fair Market Value of the Company. If two valuation firms are appointed, they shall establish the Fair Market Value of the Company in a single written opinion agreed to by both of them. If the valuation firms so appointed cannot agree on the Fair Market Value of the Company, they shall appoint a third valuation firm who shall establish such value in its sole but reasonable opinion.

           (ii) If, between the applicable Valuation Date and the consummation of the sale, (A) the Company has made a distribution to the Members other than distributions made with respect to income taxes, or (B) the Company has declared any distributions to be paid to the Members, other than distributions made with respect to income taxes as of a date within such period but which are not in fact paid during such period, then the aggregate of (A) and (B) shall be deducted from the Fair Market Value of the Company.

         (d) Upon an election by a Minority Member to sell its Membership Interest under Section 9.4(a), the Purchase Price shall be paid in the following manner: At the closing, the Company or Bing, as the case may be, shall pay to the Minority Member involved a down payment equal to ten percent ( 10%) of the Purchase Price in cash or by certified or bank cashier's check, delivery of a promissory note substantially in the form of Exhibit D attached hereto, which note shall require monthly payments of principal and interest over a period of sixty (60) months and shall bear interest on the unpaid principal thereof at a floating rate, adjusted on a monthly basis, which shall be equal to the prime rate of interest charged by Michigan National Bank and published as its prime rate from time to time; provided, however, that such rate shall not be less than six percent (6%) per annum or greater than fifteen percent (15%) per annum.

         The Company or Bing, as the case may be, shall grant a security interest to the applicable Minority Member in the Membership Interest so acquired and shall place a certificate representing such Membership Interest in escrow and the Company or Bing, as the case may be, and the applicable Minority Member shall execute a Collateral Pledge and Escrow Agreement substantially in the form of Exhibit E attached hereto.

         (e) Upon the election of the Company or Bing, as the case may be, to purchase a Minority Member's Membership Interest under Section 9.4(b), the Purchase Price shall be paid in cash by certified check or cashier's check.

         (f)  The following terms and conditions shall also apply:

              (i)  The closing of any purchase or sale pursuant to this Section
         9.4 shall occur within ninety (90) days after the applicable Option Date; provided however, if because of the time required to determine the Purchase Price of the Membership Interest being purchased such closing cannot take place within such ninety (90) day period, the closing shall take place within ten (10) days after the determination of such Purchase Price at the time, date and place designated by the Company or Bing, as the case may be.

              (ii) If the seller does not deliver any certificate evidencing its Membership Interest or does not execute any document required to transfer its Membership Interest as required under this Section 9.4, at the closing, then: (A) The purchaser of such Membership Interest shall deposit the purchase price by check with the Company's accountant or attorney as escrow agent, and (B) the Company will adjust its transfer books to reflect that the Membership Interest of the Member selling its Membership Interest has been transferred as of the date of closing.

            (iii) Each Member appoints the Company, through its Secretary or such other officer as the Management Committee may designate, as its attorney-in-fact to execute and deliver all documents needed to convey a

         Membership Interest under this Section 9.4. This power of attorney is coupled with an interest and continues for as long as this Agreement is in effect.

    9.5 Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed transfer of Membership Interest, the remaining Members may require the transferor and/or the proposed transferee to perform all other acts which the remaining Members may deem necessary or desirable to:

         (a)  Constitute such Transferee, as an Assignee or a Substitute
    Member;

         (b) Confirm that the Person acquiring a Membership Interest, or being admitted as a Member, has agreed to be subject to and bound by this Agreement, as it may be further amended, regardless of whether the Person is to be admitted as a Substitute Member or will merely be an Assignee;

         (c) Preserve the Company' s status under the laws of each jurisdiction in which the Company is qualified, organized or does business after the Transfer;

         (d) Maintain the Company's classification as a partnership for federal income tax purposes; and

         (e) Assure compliance with any applicable state and federal laws including securities laws and regulations; and

         (f)  Confirm or preserve the Company's status as a certified MBE.

    9.6 Prohibited Dispositions. Except insofar as may otherwise be required by law, or permitted by Article IX hereof, no Member's Membership Interest in the Company, in whole or in part, shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any Member, and any attempt to so alienate or subject any such Membership Interest shall be null and void.

    9.7 Absolute Restriction. Notwithstanding any provision of this Agreement to the contrary, the disposition of a Membership Interest, (including any assignment under this Article IX) or any right, title or interest therein or thereto will not be permitted if the interest sought to be disposed of added to the total of all other Membership Interest disposed of within the period of twelve (12) consecutive months ending with the proposed date of the disposition results in a termination of the Company under Section 708 of the Internal Revenue Code or if the Membership Interest sought to be disposed of would jeopardize in the reasonable opinion of the remaining Members the status of the Company as a certified MBE.

                                   ARTICLE X
                           DISSOLUTION AND WINDING UP

      10.1 Dissolution. Subject to the provisions herein, the Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following: (i) the Members unanimously consent in writing to dissolve the Company; or (ii) any other event causing dissolution of the Company under the Act. At the election of QS or Shiloh, the Company shall be dissolved and its affairs wound up if the Company is not certified as a Minority Business Enterprise ("MBE") by the Michigan Minority Business Development Council ("MMBDC") within 120 days of the date hereof or if the Company ceases to be certified as an MBE by the MMBDC at any time. Notwithstanding the occurrence of an event causing the dissolution of the Company under the Act, the Members not causing the dissolution may, within ninety (90) days after the occurrence of such event, unanimously consent to continue the business of the Company and to the admission of additional members, as necessary. If the Company is continued as provided herein upon the death, withdrawal, bankruptcy, legal incapacity, expulsion, or dissolution of a Member, the Membership Interest of such member (the "Terminated Member") or the assignee or personal representative or estate of the Terminated member (subject to Section 9.3) shall only be an Assignee and shall have no other rights as a Member of the Company.

      10.2 No Voluntary Termination. Except as provided herein, no Member shall have the right voluntarily to dissolve or terminate the Company at any time.

      10.3 Method of Winding Up of Company. Upon the occurrence of any event under Section 10.1 requiring the dissolution of the Company, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members. No Member shall take any action that is inconsistent with, or not necessary or appropriate for, the winding up of the Company's business and affairs. To the extent not inconsistent with the foregoing, all covenants and obligations in this Agreement shall continue in full force and effect until such time as the assets of the Company have been distributed pursuant thereto and the Articles of Organization have been canceled in accordance with the Act.

              (a) The Management Committee shall be responsible for overseeing the winding up and dissolution of the Company, shall take full account of the Company's liabilities and assets, and shall cause the Company's assets to be liquidated as promptly as is consistent with obtaining the fair market value thereof unless the Members unanimously consent to distributions of all or any part of the assets in kind.

              (b) In the event of the sale of any assets used in the operation of the Company's business, the Members shall have the right to meet any such proposed sale price for any asset for a period of not more than 10 days from the receipt of a third party offer to purchase, and to purchase such assets at the same price and on the same terms and conditions as such third party offer. If more than one Member desires to meet such price, a controlled auction shall be held by the Company. Such controlled auction shall be conducted by an investment banker or firm of attorneys familiar with steel matters selected by the Management Committee. A reasonable period of time and reasonable access shall be provided to all Members to permit each member desiring to do so to prepare and submit a bid upon the terms specified by such auctioneer. All bids shall be submitted in accordance with the procedures established by the auctioneer who shall be charged with the responsibility for an expeditious procedure producing the best possible price. All expenses of the auction shall be paid out of the auction proceeds.

         (c) Upon the sale or liquidation of the assets of the Company and the determination of the fair market value of the assets to be distributed, the Management Committee shall obtain the following: (i) a final examination, under United States generally accepted auditing standards, of the Company's financial statements prepared in accordance with the Untied States generally accepted accounting principles shall be made by the Company's independent public accountants, (ii) statements setting forth the Members' Capital Accounts as maintained for financial reporting purposes under Section 3.4. The Capital

Accounts subsequent to these adjustments shall be termed the "Final Capital Accounts."

           (d) Thereafter, the Management Committee shall cause the assets or the proceeds therefrom, to the extent sufficient therefore, to be applied and distributed in the following order:

                (1) To the payment of debts and liabilities of the Company, including the payment of the expenses of liquidation.

                (2) To the establishment of any reserves which the Management Committee, in its reasonable discretion, may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may, but shall not be required to, be paid over by the Management Committee to any banking institution or title company in the States, as escrowee, to be held by it in an interest bearing account for the purpose of disbursing such reserves in payment of any of the aforesaid contingencies. At the expiration of such period as the Membership Committee shall deem advisable, the escrowee, if any, shall distribute the balance thereafter remaining in the manner hereinafter provided.

                (3) To each Member, an amount equal to its Final Capital Account; provided that in the event there are insufficient funds to return to each Member the full amount of its Final Capital Account, available funds shall be allocated pro rata among all Members in the same proportion that each Member's Final Capital Account bears to the Final Capital Accounts of all Members. No Member who has a negative Final Capital Account shall have any obligation to the Company or the other Members for such Member's negative balance.

                (4) To the Members in the same proportion that the number of Units owned by each Member bears to the number of Units owned by all Members.

         (e) The Company shall be dissolved when all property owned by the Company shall have been disposed of and the net proceeds, after payment or satisfaction of liabilities to Company creditors, shall have been distributed to the Members.

      10.4 Rights of Members. Except as otherwise provided by this Agreement, (a) each Member shall look solely to the assets of the Company for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Company, and (b) no Member shall have priority over any other Member as to the return of its Capital Contributions, distributions or allocations.

      10.5 Deemed Distribution and Recontribution. Notwithstanding any other provisions of Article X of this Agreement, in the event the Company is "liquidated" within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g) but no event described in Section 10.1 has occurred, the Company shall not be liquidated, the Company's liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, the Company shall be deemed to have distributed its assets in kind to the Members, who shall be deemed to have assumed and taken such assets subject to all Company liabilities, all in accordance with their respective Capital Accounts. Immediately thereafter, the Members shall be deemed to have recontributed the assets in kind to the Company, which shall be deemed to have assumed and taken such assets subject to all such liabilities.

      10.6 Alternative Distribution Methods. In the discretion of the Management Committee, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to Article X of this Agreement may be:

         (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Management Committee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement; or

           (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

      10.7 Reimbursement of Expenses. Subject to the limitations contained herein including those set forth in Section 7.3, the Members shall be entitled to reimbursement for out-of-pocket expenses incurred in connection with the winding up and liquidation of the business carried on by the Company. Such reimbursement shall be paid as an expense of the business carried on by the Company after all liabilities to creditors of the Company (other than any of the Members) have been repaid but prior to any repayments of or distributions to any of the Members.

                                   ARTICLE XI
                                     TAXES

      11.1 Method of Accounting For Tax Purposes. The records of the Company shall be maintained on the accrual method of accounting for federal income tax purposes.

      11.2 Tax Matters Member. Bing shall be designated as the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. Bing shall take such actions as are necessary to cause each other Member and Assignee to become a "notice partner" within the meaning of Section 6223 of the Code. Bing shall not take any action contemplated by Sections 6223 through 6229 of the Code without the approval by a unanimous vote of the Members.

      11.3 Tax Allocations. All tax allocations shall be made in accordance with the provisions set forth in Article V and the Appendix.

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

      12.1 Terms. Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

      12.2 Headings. The headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Agreement.

      12.3 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

      12.4 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and contains all of the agreements among said parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, between said parties with respect to the subject matter hereof.

      12.5 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

      12.6 Amendment. This Agreement may be amended or revoked at any time by a written agreement executed by all of the parties to this Agreement. No change or modification to this Agreement shall be valid unless in writing and signed by all of the parties to this Agreement.

      12.7 Notices. Unless a party provides written notice of a new address, any notice, demand, or any written instrument required or permitted to be given hereunder, shall be in writing, signed by the party giving or making the same, and shall be delivered by certified mail, return receipt requested, by personal hand delivery, or by facsimile with copy by regular U.S. mail to all parties hereto at their respective addresses hereinafter set forth.

      To:  Company or Bing:

           6349 Strong Street
           Detroit, MI 48211
           ATTN: David Olson
           Telephone: (313) 922-1390
           Fax: (313) 922-8649

      Copy to:

           W. Patrick Dreisig, Esq.
           Raymond & Prokop, P.C.
           2000 Town Center, Ste. 2400
           Southfield, MI 48075
           Telephone: (248) 357-3010
           Fax: (248) 357-2720

      To:  Shiloh

           402 Ninth Avenue
           P.O. Box 2037
           Mansfield, OH 44905
           Telephone: (419) 525-2315
           Fax: (419) 522-7545

      Copy to:

           Steven E. Pryatel, Esq.
           Wegman, Hessler, Vanderburg & O'Toole
           6055 Rockside Woods Boulevard
           Suite 200

             Cleveland, OH 44131
             Telephone: (216) 642-3342
             Fax: (216) 642-8826

        To:    QS Steel Inc.
             P.O. Box 1699
             3001 Miller Road
             Dearborn, MI 48121-1699
             ATTN: President
             Telephone: (313) 323-1540
             Fax: (313) 845-0199

       Copy to:

             Martin Szymanski
             Associate General Counsel
             Rouge Steel Company
             3001 Miller Road
             Dearborn, MI 48121-1699
             Telephone: (313) 317-6788
             Fax: (313) 317-6796

      12.8 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and permitted assigns.

      12.9 Governing Law. This Agreement is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State and without giving effect to choice of law principles of such State.

      12.10 Rights of Creditors and Third Parties Under This Agreement. This Agreement is entered into among the Members for the exclusive benefit of the Company, its Members, and their successors and permitted assignees. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and any Member with respect to any Capital Contribution or otherwise.

      12.11 Non-Waiver. No delay or failure by a party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      12.12 Antitrust Policy Statement. The Company shall abide by the terms, conditions and declarations in the Company's Antitrust Policy Statement, executed by the appropriate representatives of the Members, attached hereto and incorporated herein as Exhibit F.

      12.13 Settlement of Disputes. Notwithstanding any other provision of this Agreement, any dispute which may arise relating to this Agreement shall be submitted to binding arbitration by the American Arbitration Association. The arbitration is to be conducted before a panel of three (3) arbitrators, all of which have extensive experience in the steel industry, in Southfield, Michigan in accordance with the commercial arbitration rules, as existing as of the time the arbitration is commenced, of the American Arbitration Association.
Judgment upon the arbitration award may be entered by any court of competent jurisdiction. The arbitrators will be entitled to apportion the costs of the arbitration proceedings and to award any party its attorney fees on such grounds as they deem just. The arbitrators will have the authority to award injunctive relief and specific performance of the respective obligations of the parties under this Agreement. The arbitrators will not have authority, under any circumstances, to award punitive or exemplary damages.
The arbitration and any judicial proceedings relating thereto shall be subject to the Federal Arbitration Act.



      IN WITNESS WHEREOF, the parties hereto make and execute this Agreement on the dates set below their names to be effective on the date first above written.

BING BLANKING, L.L.C.           Members:

                                SHILOH CORPORATION

/s/ David J. Olson              /s/ R.L. Grissinger
------------------              ----------------------
By: David J. Olson              By: R. L. Grissinger

Its: President                  Its: President

                                QS STEEL INC.


                                /s/ Gary P. Latendresse
                                -------------------------
                                By: Gary P. Latendresse

                                Its: President


                                BING MANAGEMENT II L.L.C.

                                /s/ David J. Olson
                                -------------------------
                                By: David J. Olson

                                Its:  President